PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED DECEMBER 24, 1997, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED JANUARY 15, 1998)
                                                             FILED PURSUANT TO
                                                              RULE 424 (b) (3)
                                                             FILE NO. 333-36557

                          PREMIERE TECHNOLOGIES, INC.

                                 $172,500,000

                5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                               ----------------

  This Prospectus Supplement relates to the offering for resale from time to time (the "Offering") by the holders of $172,500,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Premiere Technologies, Inc., a Georgia corporation ("Premiere" or the "Company") and the shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes (the "Conversion Shares").

  This Prospectus Supplement is not complete without, and may not be delivered or utilized except together with, the Prospectus dated December 24, 1997, including any supplements or amendments thereto. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
    COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO  THE
       CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 6, 1998

  The line items "General Motors Employee Domestic Group Trust . . . 11,060,000, 335,151, 335,151," "FMR Corp.(3) . . . 5,000,000, 629,315,
151,515," "BancAmerica Robertson Stephens . . . 2,840,000, 86,060, 86,060" and
"Delta Air Lines Master Trust . . . 1,750,000, 53,030, 53,030" contained in the table set forth in the Prospectus under the caption "Selling
Securityholders" are hereby deleted in their entirety and replaced with the following:

General Motors Employee Domestic Group Pension
 Trust(3)*........................................... 9,420,000 385,454 285,454
Fidelity Capital Trust(4)**.......................... 5,000,000 151,515 151,515
BancAmerica Robertson Stephens***.................... 5,000,000 151,515 151,515
Delta Air Lines Master Trust......................... 1,755,000  53,181  53,181

--------
*As of January 23, 1998.
**As of February 4, 1998.
***As of February 5, 1998.

  The following information is hereby added to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the principal amount of the Notes beneficially owned and offered by each Selling Securityholder and the number of shares of Common Stock beneficially owned that may be offered from time to time pursuant to the Prospectus:

Motors Insurance Corporation*........................... 1,790,000 54,242 54,242
General Motors Foundation, Inc.(6)*.....................   290,000 15,287  8,787

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* As of January 23, 1998.

  Footnote (4) in the table set forth in the Prospectus under the caption "Selling Securityholders" is hereby renumbered as footnote (5) and new footnotes (3), (4) and (6) are hereby added as follows:

"(3) Includes 100,000 shares of Common Stock beneficially owned by the Selling
    Securityholder in addition to the Conversion Shares."

"(4) The securityholder is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
    Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such entities mentioned above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation."

"(6) Includes 6,500 shares of Common Stock beneficially owned by the Selling
    Securityholder in addition to the Conversion Shares."

  The names of the Selling Securityholders set forth in the table in the Prospectus under the caption "Selling Securityholders" as "Decleration of Trust for the Defined Benefit Plan of ICI American Holdings, Inc.," "Decleration of Trust for the Defined Benefit Plan of Zeneca Holdings, Inc.," "First Church of Christian Scientist--Endowment" and "Hillside Capital Incorporated" are hereby corrected to read as "Declaration of Trust for the Defined Benefit Plan of ICI American Holdings Inc.," "Declaration of Trust for the Defined Benefit Plan of ZENECA Holdings Inc.," "First Church of Christ, Scientist--Endowment" and "Hillside Capital Incorporated Corporate Account."